ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made as of June 8, 2009, by and between Emazing Interactive, Inc., a Nevada corporation (“Emazing”); China Net Online Media Group Limited, a company organized under the laws of the British Virgin Islands (the “Company,” and together with Emazing, the “Parties”), Edward Hancock, the majority shareholder of Emazing, and Leser, Hunter, Taubman & Taubman with offices at 17 State Street, Suite 2000, New York, New York 10004 (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Letter of Intent dated as of June 8, 2009 (the “Letter”), which is incorporated herein by reference, the Company agreed to pay certain fees for the Cancelled Shares (as defined in the Letter).

WHEREAS, Emazing and the Company have requested that the Escrow Agent hold the fees for the Cancelled Shares (the “Escrow Funds”) in escrow and distribute such Escrow Funds pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

I.    ARTICLE 1

TERMS OF THE ESCROW

1.1  The parties hereby agree to have Leser, Hunter, Taubman & Taubman act as Escrow Agent whereby the Escrow Agent shall receive the Escrow Funds in escrow and release the same as set forth in this Agreement.  Any capitalized terms not defined herein shall have the meaning ascribed to them in the Letter.

1.2           The Escrow Agent shall hold the Escrow Funds until such time as the Company receives confirmation from Emazing’s transfer agent that the Cancelled Shares have been received and cancelled, which cancellation shall occur no earlier than the closing of the Transaction (as defined in the Letter), at which time the Escrow Agent shall release the Escrow Funds to Edward Hancock, pursuant to the written instructions in the form of Exhibit A attached hereto and made a part hereof, or in a form and substance satisfactory to, the Escrow Agent (the “Release Notice”).  In the event that the Transaction is not consummated, the Release Notice, signed by all of the Parties shall be delivered to the Escrow Agent, and the Escrow Agent shall return the Escrow Funds to the Company.

1.3           This Agreement may be altered or amended only with the written consent of all of the parties hereto.  Should either of the Parties attempt to change this Agreement in a manner, which, in the Escrow Agent’s discretion, shall be undesirable, the Escrow Agent may resign as Escrow Agent by notifying the Parties in writing five days in advance.  In the case of the Escrow Agent’s resignation or removal pursuant to the foregoing, his only duty, until receipt of notice from the Parties that a successor escrow agent has been appointed, shall be to hold and preserve the Escrow Funds that are in his possession.  Upon receipt by the Escrow Agent of said notice from the Parties of the appointment of a successor escrow agent, the name of a successor escrow account and a direction to transfer the Escrow Funds, the Escrow Agent shall promptly thereafter transfer all of the Escrow Funds that it is still holding in escrow, to said successor escrow agent.  Immediately after said transfer of the Escrow Funds, the Escrow Agent shall furnish the Parties with proof of such transfer.  The Escrow Agent is authorized to disregard any notices, requests, instructions or demands received by it from either of the Parties after the Escrow Agent promptly transfers all of the Escrow Funds that it is still holding in escrow, to the above said successor escrow agent.

1.4   The Escrow Agent shall be reimbursed by the Parties for any reasonable expenses incurred in the event there is a conflict between the parties and the Escrow Agent shall deem it necessary to retain counsel, upon whose advice the Escrow Agent may rely. The Escrow Agent shall also be reimbursed for the costs of any legal opinions that it seeks in order to fulfill its obligations pursuant to this Agreement.  The Escrow Agent shall not be liable for any action taken or omitted by him in good faith, including but not limited to any actions taken in accordance with Sections 1. 2 or 1.3, and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent’s own gross negligence or willful misconduct.  The Escrow Agent has made no representations or warranties to either of the Parties in connection with this transaction. The Escrow Agent has no liability hereunder to either party other than to hold the Escrow Funds and to release them under the terms hereof.  Each party hereto agrees to indemnify and hold harmless the Escrow Agent from and with respect to any suits, claims, actions or liabilities arising in any way out of this transaction including the obligation to defend any legal action brought which in any way arises out of or is related to this Agreement.

1.5           The Escrow Agent has agreed to waive its fee in connection with this transaction as it applies to the Escrow Agent acting in its capacity as an escrow agent hereunder.  The Escrow Agent’s expenses may be deducted, only with the written consent of the Parties, from any funds held by the Escrow Agent hereunder to the extent that they have not been paid or reimbursed by the parties hereto upon written invoice from the Escrow Agent.

1.6           The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

1.7           The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

1.8           The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

1.9           If the Escrow Agent reasonably requires other or further documents in connection with this Agreement, the necessary parties hereto shall join in furnishing such documents.

1.10           It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Escrow Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (a) to retain in the Escrow Agent's possession without liability to anyone all or any part of said Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (b) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State of New York in accordance with the applicable procedure therefor.

ARTICLE 2
MISCELLANEOUS

2.1           No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed any extension of the time for performance of any other obligation or act.

2.2 This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

2.3           This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.4           Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

2.5           The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance of the laws of the State of New York. The parties agree that any dispute arising under or with respect to or in connection with this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved fully and exclusively in the federal or state courts resident in New York County, New York.

2.6           Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to Emazing:	Tel. No.: Fax No.:

If to the Company:	No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, 100195 Tel. No.: 86-10-51600828 Fax No.: 86-10-51600328

WWith a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Attention: Mitchell Nussbaum, Esq Tel No.:212-407-4000 Fax No.: 212-407-4990

If to the Escrow Agent:	Leser, Hunter, Taubman & Taubman 17 State Street, Suite 2000 New York, New York 10004 Attention: Louis Taubman Tel No.: (212) 732-7184 Fax No.: (212) 202-6380

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

2.7           By signing this Agreement, the Escrow Agent becomes a party hereto only for the purpose of this Agreement; the Escrow Agent does not become a party to the Letter or any related agreements.

2.8           Each party acknowledges and agrees that this Agreement shall not be deemed prepared or drafted by any one party.  In the event of any dispute between the parties concerning this Agreement, the parties agree that any rule of construction, to the effect that any ambiguity in the language of the Agreement is to be resolved against the drafting party, shall not apply.

signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

Executed:

Emazing Interactive, Inc.

/s/ G. Edward Hancock
By: G. Edward Hancock
President and Secretary

China Net Online Media Group Limited

/s/ Cheng Handong
By: Cheng Handong
Chief Executive Officer

G. Edward Hancock

/s/ G. Edward Hancock
By: G. Edward Hancock

Leser, Hunter, Taubman & Taubman

/s/ Louis Taubman
By: Louis Taubman, Member

[Date]

Leser, Hunter, Taubman & Taubman
17 State Street, Floor 20
New York, NY 10004

Dear Mr. Taubman:

In accordance with the terms of Section 1.2 of the Escrow Agreement dated as of June [  ], 2009, by and among Emazing Interactive, Inc., a Nevada corporation (“Emazing”); China Net Online Media Group Limited, a company organized under the laws of the British Virgin Islands (the “Company,” and together with Emazing, the “Parties”) and you – as Escrow Agent, the Parties hereby notify you to release the full $300,000 held in escrow (the “Funds”).

PLEASE DISTRIBUTE FUNDS BY WIRE TRANSFER AS FOLLOWS (wire instructions attached):

Very truly yours,

Emazing Interactive, Inc.

By:
Name:
Title:

China Net Online Media Group Limited

By:
Name:
Title: